Exhibit 99.1

News Release

Investor Contact:

Stan Finkelstein

Investor Relations

(925) 290-4321

ir@formfactor.com

FormFactor, Inc. Reports Fourth Quarter and Annual Results

Company announces merger agreement to acquire Cascade Microtech, Inc.(“Cascade”)

LIVERMORE, Calif. — February 4, 2016 —FormFactor, Inc. (Nasdaq: FORM) today announced that they have entered into a definitive agreement to acquire all outstanding shares of Cascade in a cash and stock transaction. The Company has provided details of the merger in a separate press release.

The Company also announced its financial results for the fourth quarter of fiscal 2015 ended December 26, 2015. Quarterly revenues were $71.8 million, up 9% from $65.9 million in the third quarter of fiscal 2015, and up 1% from $71.3 million in the fourth quarter of fiscal 2014.

For fiscal 2015, FormFactor posted revenue of $282.4 million, up 5% from $268.5 million in fiscal 2014.

On a GAAP basis, net loss for the fourth quarter of fiscal 2015 was $(0.6) million, or $(0.01) per fully-diluted share, compared to a net loss for the third quarter of fiscal 2015 of $(2.5) million, or $(0.04) per fully-diluted share, and a net loss for the fourth quarter of fiscal 2014 of $(1.9) million, or $(0.03) per fully-diluted share. Net loss for fiscal 2015 was $(1.5) million, or $(0.03) per fully-diluted share, compared to a net loss of $(19.2) million, or $(0.34) per fully-diluted share, for fiscal 2014.

On a non-GAAP basis, net income for the fourth quarter of fiscal 2015 was $5.8 million, or $0.10 per fully-diluted share, compared to net income for the third quarter of fiscal 2015 of $3.3 million, or $0.06 per fully-diluted share, and net income for the fourth quarter of fiscal 2014 of $6.5 million, or $0.11 per fully-diluted share. On a non-GAAP basis, net income for fiscal 2015 was $21.8 million, or $0.37 per fully-diluted share, compared to a net income of $18.2 million, or $0.32 per fully-diluted share. A reconciliation of GAAP to non-GAAP net income and net income per share is provided in the schedules included below.

Cash generation after stock repurchases for the fourth quarter of fiscal 2015 was $3.8 million, compared to cash generation of $5.1 million after stock repurchases for the third quarter of fiscal 2015 and cash generation of $9.5 million for the fourth quarter of fiscal 2014. Stock repurchases in the fourth quarter of fiscal 2015 were $1.2 million. There were no stock repurchases in fiscal 2014. For fiscal year 2015, cash generation after stock repurchases was $23.8 million as compared to $12.7 million for fiscal 2014.

The company has posted its revenue breakdown by region and market segment on the Investors section of its website at www.formfactor.com. FormFactor will conduct a conference call at 5:30 a.m. PDT, or 8:30 a.m. EDT, today.

The public is invited to listen-only live webcast of the joint conference call with FormFactor and Cascade at 8:30 a.m. Eastern (5:30 a.m. Pacific) to discuss this announcement. The conference call can be joined by dialing 877-331-4217,

Conference ID 42589273, within the U.S. and 224-633-1404, Conference ID 42589273, for all other locations. To access the webcast, visit the Investors section of FormFactor’s web site at http://www.formfactor.com and click on the Events & Presentations section to view the details. For further details on the transaction, please see the “Transaction Summary” presentation posted on the Investors section of FormFactor’s website. A webcast replay will be available on the FormFactor web site approximately three hours after the conference call concludes. The recording will be available by telephone through February 6, 2016, 8:30 a.m. PDT, and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering confirmation code 42589273.

Use of Non-GAAP Financial Information:

To supplement our condensed consolidated financial results prepared under generally accepted accounting principles, or GAAP, we disclose certain non-GAAP measures of non-GAAP net income and non-GAAP earnings per fully-diluted share that are adjusted from the nearest GAAP financial measure to exclude certain costs, expenses and gains. Reconciliations of the adjustments to GAAP results for the three and twelve months ended December 26, 2015 are provided below. Information regarding the ways in which management uses non-GAAP financial information to evaluate its business, management’s reasons for using this non-GAAP financial information, and limitations associated with the use of non-GAAP financial information, is included under “About our Non-GAAP Net Income and Adjustments” following the tables below.

About FormFactor:

FormFactor, Inc. (NASDAQ: FORM) helps semiconductor manufacturers test the integrated circuits (ICs) that power consumer mobile devices, as well as computing, automotive and other applications. The company is one of the world’s leading providers of essential wafer test technologies and expertise, with an extensive portfolio of high-performance probe cards for DRAM, Flash and SoC devices. Customers use FormFactor’s products and services to lower overall production costs, improve their yields and enable complex next-generation ICs. Headquartered in Livermore, California, the company services its customers from a network of facilities in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

FormFactor, MicroProbe, and the FormFactor and MicroProbe logos are registered or unregistered trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.

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Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including with respect to the anticipated timing, completion and effects of the proposed merger between FormFactor and Cascade Microtech. These statements are based on management’s current expectations and beliefs, and are subject to a number of factors and uncertainties, many of which are beyond FormFactor’s and Cascade Microtech’s control, that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to, statements about: future financial and operating results; benefits of the transaction to customers and shareholders; potential synergies and cost savings; the ability of the combined company to expand customer and market opportunities; and other statements regarding the proposed transaction. Forward-looking statements may contain words such as “may,” “might,” “will,” “could,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend” and “continue,” the negative or plural of these words and similar expressions, and include the assumptions that underlie such statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the timing to consummate the proposed merger; failure of the Cascade Microtech shareholders to approve the proposed merger; the terms and availability of the proposed financing arrangements; the risk that a condition to closing of the merger may not be satisfied; failure to achieve regulatory approval or the risk that it is obtained subject to conditions that are not anticipated; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees, customers and suppliers; the diversion of management time on merger-related issues; and changes in FormFactor’s or Cascade Microtech’s future cash requirements, capital requirements, results of operations, financial conditions and/or cash flows, and other factors, including those set forth in the most current Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K filed by FormFactor and Cascade Microtech with the U.S. Securities and Exchange Commission (the “SEC”), under the caption “Risk Factors” and elsewhere. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of FormFactor or Cascade Microtech. Unless required by law, FormFactor and Cascade Microtech are under no obligation (and expressly disclaim any such obligation) to update or revise their forward-looking statements whether as a result of new information, future events, or otherwise.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed merger or otherwise. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed merger, FormFactor intends to file a registration statement on Form S-4, which will include a preliminary prospectus, related materials to register the shares of FormFactor common stock to be issued in the merger and other documents concerning the proposed merger, and Cascade Microtech intends to file a proxy statement/prospectus and other documents concerning the proposed merger with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FORMFACTOR, CASCADE MICROTECH, AND THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when they are available) and any other documents filed by FormFactor and Cascade Microtech with the SEC at the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by FormFactor may also be obtained for free by contacting FormFactor Investor Relations by mail at FormFactor Inc., Investor Relations, 7005 Southfront St., Livermore, California 94551, Attention: Investor Relations or by going to FormFactor’s Investor Relations page on its corporate web site at www.formfactor.com, or and copies of documents filed with the SEC by Cascade Microtech may also be obtained for free by contacting Cascade Microtech Investor Relations by mail at Cascade Microtech, Inc., 9100 SW Gemini Drive, Beaverton, Oregon 97008, Attention: Investor Relations or by going to Cascade Microtech’s Investor Relations page on its corporate web site at www.CascadeMicrotech.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the registration statement or the proxy statement/prospectus.

Participants in the Solicitation

Cascade Microtech and FormFactor and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from Cascade Microtech shareholders with respect to the transactions contemplated by the merger agreement. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Cascade Microtech security holders in connection with the proposed merger will be set forth in the registration statement and the proxy statement/prospectus when filed with the SEC. Information regarding Cascade Microtech’s executive officers and directors is included in Cascade Microtech’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 12, 2015, and its proxy statement for its 2015 annual meeting of shareholders, filed with the SEC on April 6, 2015. Information regarding FormFactor’s executive officers and directors is included in FormFactor’s Annual Report on Form 10-K for the year ended December 27, 2014, filed with the SEC on March 6, 2015, its proxy statement for its 2015 annual meeting of shareholders, filed with the SEC on March 19, 2015 and its Current Report on Form 8-K, filed with the SEC on August 7, 2015. Copies of the foregoing documents may be obtained as provided above. Certain executive officers and directors of Cascade Microtech and FormFactor have interests in the transaction that may differ from the interests of Cascade Microtech and FormFactor shareholders generally, respectively. These interests will be described in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

FORM-F

FORMFACTOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014
Revenues	$71,782	$71,285	$282,358	$268,530
Cost of revenues	50,591	50,337	196,620	191,091

Gross profit	21,191	20,948	85,738	77,439

Operating Expenses:
Research and development	11,236	10,706	44,184	42,725
Selling, general and administrative	10,719	12,631	45,090	51,385
Restructuring charges, net	(3)	584	559	2,668
Impairment of long-lived assets	—	390	8	1,219

Total operating expenses	21,952	24,311	89,841	97,997

Operating loss	(761)	(3,363)	(4,103)	(20,558)
Interest income, net	70	69	285	302
Other income (expense), net	(36)	155	2,547	161

Loss before income taxes	(727)	(3,139)	(1,271)	(20,095)
Provision (benefit) for income taxes	(108)	(1,268)	252	(910)

Net loss	$(619)	$(1,871)	$(1,523)	$(19,185)

Net loss per share:
Basic and diluted	$(0.01)	$(0.03)	$(0.03)	$(0.34)

Weighted average number of shares used in per share calculations:
Basic and diluted	58,128	56,472	57,850	55,908

FORMFACTOR, INC.

RECONCILIATION OF NON-GAAP NET INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014
GAAP net loss	$(619)	$(1,871)	$(1,523)	$(19,185)
Stock-based compensation	3,060	3,256	11,575	13,279
Restructuring charges, net	(3)	584	559	2,668
Acquisition and integration related expenses	35	25	231	423
Amortization of intangibles, inventory and fixed assets fair value adjustment due to acquisition	3,359	3,654	13,509	18,539
Impairment of long-lived assets	—	390	8	1,219
Loss contingency	—	498	—	1,218
Gain on sale of intellectual property	—	—	(1,040)	—
Business interruption insurance claim recovery	—	—	(1,521)	—

Non-GAAP net income	$5,832	$6,536	$21,798	$18,161

Non-GAAP net income per share:
Basic	$0.10	$0.12	$0.38	$0.32

Diluted	$0.10	$0.11	$0.37	$0.32

Weighted-average number of shares used in per share calculations:
Basic	58,128	56,472	57,850	55,908

Diluted	59,138	58,234	59,069	57,510

FORMFACTOR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 26, 2015	December 27, 2014
ASSETS
Current assets:
Cash and cash equivalents	$146,264	$113,940
Marketable securities	41,325	49,897
Accounts receivable, net	36,725	45,152
Inventories, net	27,223	25,548
Refundable income taxes	—	782
Prepaid expenses and other current assets	6,481	6,919

Total current assets	258,018	242,238
Restricted cash	435	435
Property, plant and equipment, net	23,853	25,498
Goodwill	30,731	30,731
Intangibles, net	25,552	38,689
Deferred tax assets	3,281	5,502
Other assets	853	1,150

Total assets	$342,723	$344,243

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,072	$20,274
Accrued liabilities	21,507	21,217
Income taxes payable	110	68
Deferred revenue	3,892	6,303

Total current liabilities	43,581	47,862
Long-term income taxes payable	1,069	1,094
Deferred tax liabilities	—	2,208
Deferred rent and other liabilities	3,392	3,643

Total liabilities	48,042	54,807

Commitments and contingencies
Stockholders’ equity:
Common stock and capital in excess of par value	718,962	711,733
Accumulated other comprehensive loss	(2,222)	(1,761)
Accumulated deficit	(422,059)	(420,536)

Total stockholders’ equity	294,681	289,436

Total liabilities and stockholders’ equity	$342,723	$344,243

About our Non-GAAP Net Income and Adjustments:

We believe that the presentation of non-GAAP net income and non-GAAP earnings per fully-diluted share provides supplemental information that we believe are important to understanding financial and business trends relating to our financial condition and results of operations. Non-GAAP net income and non-GAAP earnings per fully-diluted share are among the primary indicators used by management as a basis for planning and forecasting future periods, and by management and our board of directors to determine whether our operating performance has met certain targets and thresholds. Management uses non-GAAP net income and non-GAAP earnings per fully-diluted share when evaluating operating performance because it believes that the exclusion of the items indicated herein, for which the amounts or timing may vary significantly depending upon the Company’s activities and other factors, facilitates comparability of the Company’s operating performance from period to period. We have chosen to provide this information to investors so they can analyze our operating results closer to the way that management does, and use this information in their assessment of our business and the valuation of our Company. We compute non-GAAP net income and non-GAAP fully-diluted earnings per share by adjusting GAAP net income and GAAP earnings per fully-diluted share to remove the impact of certain adjustments and the tax effect of those adjustments. These non-GAAP measures are not in accordance with, or an alternative to, GAAP and may be materially different from other non-GAAP measures, including similarly titled non-GAAP measures used by other companies. The presentation of this additional information should not be considered in isolation from, as a substitute for, or superior to, net income or earnings per fully-diluted share prepared in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. We may expect to continue to incur expenses of a nature similar to the non-GAAP adjustments described above, and exclusion of these items from our non-GAAP net income and non-GAAP earnings per fully-diluted share should not be construed as an inference that these costs are unusual, infrequent or non-recurring. For more information on the non-GAAP adjustments, please see the table captioned “Reconciliation of non-GAAP Net Income” included in this press release.